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                                                                    EXHIBIT 23.3


                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
The Hillhaven Corporation:

We consent to incorporation by reference in the registration statement on Form S-3 of Vencor, Inc. of our report dated July 7, 1995 relating to the consolidated balance sheets of The Hillhaven Corporation and subsidiaries as of May 31, 1995 and 1994, and the related consolidated statements of income, cash flows, and stockholders' equity for each of the years in the three-year period ended May 31, 1995 and our report dated July 14, 1995 relating to the supplemental consolidated balance sheets of The Hillhaven Corporation and subsidiaries as of May 31, 1995 and 1994, and the related supplemental consolidated statements of income, cash flows and stockholders' equity for each of the years in the three-year period ended May 31, 1995, which reports appear in the Form 8-K of Vencor, Inc. dated September 1, 1995 and to the reference to our firm under the heading "Experts" in the Prospectus.

Our reports refer to a change in the method of accounting for income taxes effective June 1, 1992.



Seattle, Washington
August 31, 1995